URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830

________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 6, 2008

________________________________

Notice is hereby given that the Annual Meeting of Stockholders of Urstadt Biddle Properties Inc. will be held at 2:00 p.m. on Thursday, March 6, 2008 at the Stamford Marriott, Two Stamford Forum, Stamford, Connecticut 06901 for the following purposes:

1.	To elect three Directors to serve for three years;

2.	To ratify the appointment of PKF as the independent registered public accounting firm of the Company for one year;

3.	To amend the Company’s Restricted Stock Award Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record as of the close of business on January 22, 2008 are entitled to notice of and to vote at the Meeting.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON,
PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

By Order of the Directors

THOMAS D. MYERS
Secretary

February 4, 2008

URSTADT BIDDLE PROPERTIES INC.

321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on March 6, 2008

This proxy statement is furnished to stockholders of Urstadt Biddle Properties Inc., a Maryland corporation (hereinafter called the “Company”), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 2:00 p.m. on March 6, 2008 at the Stamford Marriott, Two Stamford Forum, Stamford, Connecticut 06901, for the purposes set forth in the Notice of Meeting.

The solicitation is made on behalf of the Directors of the Company and the costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the shares.

Holders of record of Class A Common Shares and Common Shares of the Company as of the close of business on the record date, January 22, 2008, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Class A Common Shares and Common Shares constitute the only classes of securities entitled to vote at the Meeting. Each Common Share entitles the holder thereof to one vote and each Class A Common Share entitles the holder thereof to 1/20 of one vote. At the close of business on January 22, 2008, there were 18,728,477 Class A Common Shares issued and outstanding and 7,944,516 Common Shares issued and outstanding.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted as follows:

•	FOR the election of the three Directors;

•	FOR the ratification of the appointment of PKF, Certified Public Accountants, A Professional Corporation, as the Company’s independent registered public accounting firm for the ensuing fiscal year;

•	FOR the amendment of the Company’s Restricted Stock Award Plan; and

•	as to any other matter which may properly come before the Meeting, in the named proxies’ discretion to the extent permitted under relevant laws and regulations.

To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

The Annual Report to stockholders for the Company’s fiscal year ended October 31, 2007 has been mailed with or prior to this proxy statement. This proxy statement and the enclosed proxy were mailed to stockholders on or about February 4, 2008. The principal executive offices of the Company are located at 321 Railroad Avenue, Greenwich, Connecticut, 06830 (telephone: 203-863-8200; fax: 203-861-6755).

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to Section 6.2 of the Company’s Articles of Incorporation, the Directors are divided into three classes designated Class I, Class II and Class III, each serving three-year terms. Three Directors, comprising Class II, are to be elected at the Meeting. Messrs. Peter Herrick, Charles D. Urstadt and George J. Vojta have been nominated by the Board of Directors for election as Directors to hold office until the year 2011 Annual Meeting and until their successors have been elected and shall qualify. The continuing Directors comprising Class III are Messrs. Robert R. Douglass, George H.C. Lawrence and Charles J. Urstadt, whose terms expire at the 2009 Annual Meeting. The continuing Directors comprising Class I are Messrs. Willing L. Biddle, E. Virgil Conway and Robert J. Mueller, whose terms expire at the 2010 Annual Meeting.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the three nominees during the last five years has been furnished to the Company by such nominee.

Peter Herrick, age 80, has been a Director of the Company since 1990. Mr. Herrick previously served as Vice Chairman of The Bank of New York (1990–1992) and as President and Chief Operating Officer of The Bank of New York (1982–1991). Mr. Herrick also served as President and Director of The Bank of New York Company, Inc. (1984–1992). Mr. Herrick is a former member of the New York State Banking Board (1990–1993) and has served as a Director of Mastercard International (1985–1992) and BNY Hamilton Funds, Inc. (1992–1999).

Charles D. Urstadt, age 48, has been a Director of the Company since 1997. Mr. Urstadt currently is Executive Director of Sales for Halstead Property, LLC and President and Director of Urstadt Property Company, Inc. (a real estate investment corporation). Mr. Urstadt previously served as Executive Vice President, Brown Harris Stevens, LLC (1992–2001); Publisher, New York Construction News (1984–1992); Member, Board of Consultants of the Company (1991–1997); Director, Friends of Channel 13 (1992–2001); Board Member, New York State Board for Historic Preservation (1996–2002); President and Director, East Side Association (1994–1997); and Director, New York Building Congress (1988–1992).

George J. Vojta, age 72, has been a Director of the Company since 1999. Mr. Vojta previously served as Vice Chairman and Director of Bankers Trust Company (1992–1998) and Executive Vice President of Bankers Trust Company (1984–1992). Currently, Mr. Vojta maintains the following affiliations: Member, New York State Banking Board; Director, Private Export Funding Corporation; Chairman, Wharton Financial Institutions Center; Chairman, The Westchester Group, LLC; Director, Financial Services Forum; Member, Council on Foreign Relations; Chairman, E Standards Forum/Financial Standards Foundation; Chairman, Yale Center for Corporate Governance and Performance; Member, Advisory Board, Yale School of Management; Director, International Executive Service Corps.; Director, Center for International Private Enterprise; Director, Cynosure, Inc.; Director, Sumitomo Derivative Products; Advisor, Proudfoot Consulting; Advisor, Anahuac del Sur Business School — Mexico City and Kozminsky Academy — Poland; Council for Economic Stability — Argentina; Visiting Fellow, Emory University; and Director, Asur Corporation — Mexico City.

At the Annual Meeting, the stockholders of the Company will be requested to elect three Directors, comprising Class II. The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting, subject to quorum requirements, will be required to elect a Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class III Directors with Terms Expiring in 2009

Robert R. Douglass, age 76, is Vice-Chairman of the Board of Directors and has served as a Director of the Company since 1991. Currently, Mr. Douglass is of Counsel to Milbank, Tweed, Hadley and McCloy, attorneys. He also serves as Chairman of the Downtown Lower Manhattan Association and Chairman of the Alliance for Downtown New York. Mr. Douglass recently served as Chairman and Director of Clearstream International (2000–2004) and Chairman and Director of Cedel International (1994–2002). Previously, Mr. Douglass served as Vice Chairman and Director of The Chase Manhattan Corporation (1985–1993) and as Executive Vice President, General Counsel and Secretary of The Chase Manhattan Corporation (1976–1985). Mr. Douglass is a former Trustee of Dartmouth College (1983–1993).

George H.C. Lawrence, age 70, has served as a Director of the Company since 1988. Mr. Lawrence currently serves as President and Chief Executive Officer of Lawrence Properties, Inc. (since 1970). Mr. Lawrence is an Honorary Trustee of Sarah Lawrence College and serves as a Director of the Westchester County Association; Chairman and Director of Kensico Cemetery; and member of the Board of Trustees of Indian River Hospital District.

Charles J. Urstadt, age 79, has served as a Director of the Company since 1975, as Chairman of the Board of Directors since 1986 and as Chief Executive Officer since 1989. Mr. Urstadt also serves as Chairman and Director of Urstadt Property Company, Inc. (a real estate investment corporation); Vice Chairman of Battery Park City Authority; and Trustee of Historic Hudson Valley. He is a Retired Director of Putnam Trust Company; Trustee Emeritus of Pace University; and Retired Trustee of Teachers Insurance and Annuity Association. Mr. Urstadt is the father of Charles D. Urstadt, a Director of the Company, and the father-in-law of Willing L. Biddle, the Company’s President.

Class I Directors with Terms Expiring in 2010

Willing L. Biddle, age 46, has served as a Director of the Company since 1997 and as President and Chief Operating Officer of the Company since December 1996. Previously, Mr. Biddle served the Company in other executive capacities: Executive Vice President (March 1996 to December 1996); Senior Vice President — Management (June 1995 to March 1996); and Vice President — Retail (April 1993 to June 1995). Mr. Biddle serves as an Advisory Director of the Putnam Trust Company.

E. Virgil Conway, age 78, has served as a Director of the Company since 1989. Mr. Conway is currently Chairman of Rittenhouse Advisors, LLC. He also serves as a Trustee of Phoenix Mutual Funds, as Vice Chairman of The Academy of Political Science and as Director of License Monitor, Inc. Previously, Mr. Conway served as Trustee, Consolidated Edison Company of New York, Inc. (1970–2002); Director, Union Pacific Corporation (1978–2002); Trustee, Atlantic Mutual Insurance Company (1974–2002); Director, Centennial Insurance Company (1974–2002); Chairman, Metropolitan Transportation Authority (1995–2001); Chairman, Financial Accounting Standards Advisory Council (1992–1995); and Chairman and Director of The Seamen’s Bank for Savings, FSB (1969–1989). Mr. Conway is an Honorary Trustee of Josiah Macy Foundation, Trustee Emeritus of Pace University and Trustee Emeritus of Colgate University.

Robert J. Mueller, age 66, has served as a Director of the Company since 2004. Between 1989 and March 2004, Mr. Mueller was employed as Executive Vice President (until 1991) and as Senior Executive Vice President of The Bank of New York. From 1992 to 1998, Mr. Mueller served as Chief Credit Policy Officer of the bank with responsibilities as head of worldwide risk management. From 1998 to 2004, his responsibilities included the bank’s global trading operations, commercial real estate lending, regional commercial banking, community development, residential mortgage lending and equipment leasing. He was a member of the bank’s Senior Planning Committee. Mr. Mueller currently serves on the Boards of the Community Preservation Corp., the Borough of Manhattan Community College Fund, Danita Container, Inc. and All Ahead, Inc. He is an Advisory Board Member of Neighborhood Housing Services of New York, Inc. and a member of Battery Park City Authority.

Executive Officers who are not Directors

James R. Moore, age 59, has served as Executive Vice President and Chief Financial Officer of the Company since 1996 and as Treasurer since 1987. Previously, Mr. Moore served the Company as Senior Vice President and Chief Financial Officer (1989–1996); Secretary (1987–1999) and Vice President — Finance and Administration (1987–1989).

Raymond P. Argila, age 59, has served the Company as Senior Vice President and Co-Counsel since 2006. Previously, Mr. Argila served as Senior Vice President and Chief Legal Officer of the Company (1990–2006). Prior to joining the Company, Mr. Argila was employed as Senior Counsel at Cushman & Wakefield, Inc. (1987–1990).

Thomas D. Myers, age 56, has served the Company as Senior Vice President, Co-Counsel and Secretary since 2006. Mr. Myers has served as Senior Vice President since 2003 and as Secretary since 1999. Previously, Mr. Myers served the Company as Vice President (1995–2003) and as Associate Counsel (1995–2006).

CORPORATE GOVERNANCE AND BOARD MATTERS

Urstadt Biddle Properties Inc. is committed to maintaining sound corporate governance principles. The Board of Directors has approved formal Corporate Governance Guidelines which are available on the Company’s website at http://www.ubproperties.com. Together with the bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). A copy of the Director Independence Standards is attached to this proxy statement as Appendix A. The Board requires that at least a majority of its Directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between the Company and each of its Directors, including information provided to the Company by the Directors. Based upon its review, the Board of Directors determined that all of its Directors, other than Messrs. Charles J. Urstadt, Charles D. Urstadt and Willing L. Biddle, are independent, consistent with the Corporate Governance Guidelines.

Committees of the Board of Directors and Certain Meetings

During the fiscal year ended October 31, 2007, the Board of Directors held four meetings. The Directors have four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. Each Director attended at least 75% of the aggregate total number of meetings held during the fiscal year by the Directors and by all committees of which such Director is a member.

The Audit Committee consists of three non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Audit Committee held five meetings during the fiscal year ended October 31, 2007. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. The Committee’s primary duties are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls regarding finance and accounting matters;

•	monitor the Company’s compliance with legal and regulatory requirements relating to the foregoing;

•	monitor the independence and performance of the Company’s independent auditor and internal auditing function;

•	provide an avenue of communication among the Board, the independent auditor, management and persons responsible for the internal audit function; and

•	prepare an Audit Committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

The Board of Directors has approved a written charter for the Audit Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. The Audit Committee has sole authority to appoint, retain, oversee and, when appropriate, terminate the independent auditor of the Company. The Committee reviews with management and the independent auditor the Company’s quarterly financial statements and internal accounting procedures and controls, and reviews with the independent auditor the scope and results of the auditing engagement. Messrs. Peter Herrick, Robert J. Mueller and George J. Vojta are the current members of the Audit Committee. The Board of Directors has determined that Mr. Robert J. Mueller, Chair of the Committee, meets the standards of an “Audit Committee Financial Expert” as that term is defined under Item 401(h) of Regulation S-K.

The Compensation Committee consists of three non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Compensation Committee held two meetings during the fiscal year ended October 31, 2007. Key responsibilities of the Compensation Committee include:

•	reviewing the Company’s overall compensation strategy to assure that it promotes shareholder interests and supports the Company’s strategic objectives;

•
reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and establishing the compensation of the Company’s Chief Executive Officer;

•	reviewing and recommending to the Board compensation for Directors and non-CEO executive officers;

•	administering the Company’s Stock Option Plan and Restricted Stock Plan and approving bonus or cash incentive plans used to compensate officers and other employees; and

•	preparing a report to be included in the Company’s annual proxy statement.

The Board of Directors has approved a written charter for the Compensation Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. Messrs. E. Virgil Conway (Chair), Robert R. Douglass and George H. C. Lawrence are the current members of the Compensation Committee.

The Executive Committee did not hold any meetings during the fiscal year ended October 31, 2007. In general, the Executive Committee may exercise such powers of the Directors between meetings of the Directors as may be delegated to it by the Directors (except for certain powers of the Directors which may not be delegated). Messrs. Willing L. Biddle, Peter Herrick, Charles D. Urstadt and Charles J. Urstadt are the current members of the Executive Committee.

The Nominating and Corporate Governance Committee (“Governance Committee”) consists of six non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Governance Committee held one meeting during the fiscal year ended October 31, 2007. The principal responsibilities of the Governance Committee are to:

•	establish criteria for Board membership and selection of new Directors;

•	recommend nominees to stand for election to the Board, including incumbent Board members and candidates for new Directors;

•	develop and recommend a set of corporate governance principles and evaluate compliance by management and the Board with those principles and the Company’s Code of Business Conduct and Ethics; and

•	develop and periodically review succession planning for the Chief Executive Officer, with the assistance of the Chief Executive Officer and other members of the Board.

The Corporate Governance Guidelines include the Director Candidate Guidelines recommended by the Governance Committee and approved by the Board of Directors, which set forth the minimum qualifications and additional considerations that the Governance Committee uses in evaluating candidates for election to the Board. The Director Candidate Guidelines include the following minimum qualifications:

•	a candidate’s demonstrated integrity and ethics consistent with the Company’s Code of Business Conduct and Ethics;

•
a candidate’s willingness and ability to participate fully in Board activities, including active membership and attendance at Board meetings and participation on at least one committee of the Board; and

•	a candidate’s willingness to represent the best interests of all of the Company’s shareholders and not just a particular constituency.

The Board has not adopted a numerical limit on the number of public company boards on which its Directors may serve; however, the Committee will consider the demands on a candidate’s time in selecting nominees. In addition, the Committee will take into consideration such other factors as it deems appropriate, including:

•	a candidate’s experience in real estate, business, finance, accounting rules and practices, law and public relations;

•	the appropriate size and diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its Directors and the interplay of the candidate’s experience with that of other Board members; and

•	a candidate’s judgment, skill and experience with businesses and organizations comparable to the Company.

The Company requires that at least a majority of its Directors satisfy the independence criteria established by the New York Stock Exchange and any applicable SEC rules, as they may be amended from time to time. In addition, the Committee will consider the financial literacy and financial background of nominees to ensure that the Board has at least one “audit committee financial expert” on the Audit Committee and that Board members who might serve on the Audit Committee satisfy the financial literacy requirements of the NYSE. The Committee believes it appropriate for at least one key member of the Company’s management to participate as a member of the Board.

Shareholders can suggest qualified candidates for Director by writing to the Company’s corporate secretary at 321 Railroad Avenue, Greenwich, CT 06830. Submissions timely received (as described under “Other Matters” on page 29) and which comply with the criteria outlined in the preceding paragraphs, will be forwarded to the Chairperson of the Nominating and Corporate Governance Committee for review and consideration. The Committee does not intend to evaluate such nominees any differently than other nominees to the Board.

The Board of Directors has approved a written charter for the Governance Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. Messrs. E. Virgil Conway, Robert R. Douglass (Chair), Peter Herrick, George H. C. Lawrence, Robert J. Mueller and George J. Vojta are the current members of the Governance Committee.

In the fiscal year ended October 31, 2007, the non-management Directors of the Company met once in executive session. Mr. Robert Douglass, Chair of the Nominating and Corporate Governance Committee, presided over the meeting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

PKF, Certified Public Accountants, A Professional Corporation (“PKF”) provided auditing and other professional services to the Company during the fiscal year ended October 31, 2007.

The Audit Committee has, subject to ratification by the stockholders of the Company, appointed PKF to audit the financial statements of the Company for the ensuing fiscal year and recommends to the stockholders that such appointment be ratified. Representatives of PKF will be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives also will be available to respond to appropriate questions.

During the year ended October 31, 2005, Ernst & Young LLP acted as independent registered public accounting firm of the Company. The following sets forth the information required by Item 304(a)(1) of Regulation S-K concerning the change of independent registered public accounting firm of the Company: (i) on January 24, 2006, the Audit Committee of the Company’s Board of Directors agreed, by resolution, to end the engagement of Ernst & Young LLP as the Company’s independent registered public accounting firm as of completion of the audit for the year ended October 31, 2005; (ii) the report of Ernst & Young LLP on the Company’s consolidated financial statements as of and for the year ended October 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles; (iii) the decision to change accountants was made by the Company’s Audit Committee; (iv) in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended October 31, 2005 and through January 24, 2006, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their report; and (v) during the year ended October 31, 2005 and through January 24, 2006, there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. Ernst & Young LLP furnished a letter addressed to the SEC stating that it was in agreement with the statements contained in subparagraphs (ii), (iv) and (v) above. The decision to replace Ernst & Young LLP as the Company’s independent registered public accounting firm was based primarily on the Audit Committee’s efforts to reduce the Company’s costs for audit services.

The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting, subject to quorum requirements, will be required to ratify the appointment of PKF as independent registered public accounting firm of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PKF
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PROPOSAL 3

AMENDMENT OF THE RESTRICTED STOCK AWARD PLAN

The Company first established a Restricted Stock Award Plan in 1997. In 2002, the shareholders of the Company approved an Amended and Restated Restricted Stock Award Plan (the “Plan”) and approved further amendments to the Plan in 2004 and 2006. The principal purpose of the Plan is to promote the long-term growth of the Company by attracting, retaining and motivating Directors and key management personnel possessing outstanding ability and to further the identity of the interests of such personnel with those of the Company’s stockholders through stock ownership opportunities. Pursuant to the Plan, Directors and management personnel of the Company, selected by the Compensation Committee, may be issued restricted stock awards.

As of January 4, 2008, awards representing 548,050 shares of Class A Common Stock and 1,303,300 shares of Common Stock had been issued under the Plan and there remained 148,650 shares which, at the discretion of the Compensation Committee, may be awarded in any combination of Class A Common Stock and Common Stock, available for future awards.

To be able to continue to attract, retain and motivate qualified individuals as Directors and officers of the Company, the Board of Directors has approved, subject to stockholder approval, an amendment to the Plan that would increase the maximum number of shares of restricted stock available for issuance thereunder from 2,000,000 common shares (350,000 shares each of Class A Common Stock and Common Stock and 1,300,000 shares which, at the discretion of the Compensation Committee administering the Plan, may be awarded in any combination of Class A Common Stock or Common Stock) to 2,350,000 common shares, of which 350,000 shares will be Class A Common Stock, 350,000 shares will be Common Stock and 1,650,000 shares, at the discretion of the Compensation Committee administering the Plan, will be any combination of Class A Common Stock or Common Stock.

Following is a summary of the principal provisions of the Plan.

SUMMARY OF THE RESTRICTED STOCK AWARD PLAN

Grant of Restricted Stock Awards. If Proposal 3 is approved, the Compensation Committee would be authorized to grant restricted stock awards up to 2,350,000 common shares (350,000 shares each of Class A Common Stock and Common Stock and 1,650,000 shares which, at the discretion of the Compensation Committee, may be awarded in any combination of Class A Common Stock or Common Stock). The participants eligible to receive the restricted stock awards are management personnel selected by the Compensation Committee, in its discretion, who are considered to have significant responsibility for the growth and profitability of the Company, and Directors.

Principal Terms and Conditions of Restricted Stock Awards. Each restricted stock award will be evidenced by a written agreement, executed by both the relevant participant and the Company, setting forth all the terms and conditions applicable to such award as determined by the Compensation Committee. These terms and conditions will include:

•	the length of the restricted period of the award;

•
the restrictions applicable to the award including, without limitation, the employment or retirement status rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and

•	the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period.

Lapse of Restrictions. If a participant’s status as an employee or non-employee Director of the Company is terminated by reason of death or disability, the restrictions will lapse on such date. If such status as an employee or non-employee Director is terminated prior to the lapse of the restricted period by reason of retirement, the restricted period will continue as if the participant had remained in the employment of the Company. The Compensation Committee has the authority to accelerate the time at which the restrictions may lapse whenever it considers that such action is in the best interests of the Company and of its stockholders, whether by reason of changes in tax laws, a “change in control” as defined in the Plan or otherwise.

Tax Consequences. The Company is required to withhold taxes to comply with federal and state laws applicable to the value of restricted shares when they are released from risk of forfeiture. Upon the lapse of the applicable restrictions, the value of the restricted stock will be taxable to the relevant participant as ordinary income and deductible by the Company.

Compliance with SEC Requirements. No certificates for shares distributed under the terms of the Plan will be executed and delivered to participants until the Company has taken any action then required to comply with the Securities Act of 1933, as amended, the Exchange Act and applicable SEC requirements.

Adjustments to the Plan. If the Company subdivides or combines its outstanding shares of Class A Common Stock or Common Stock into a greater or lesser number of shares or if the Compensation Committee determines that a stock dividend, reclassification, business combination, exchange of shares, warrants or rights offering to purchase shares or other similar event affects the shares of the Company such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, the Compensation Committee may make adjustments to the number and class of shares which may be awarded and the number and class of shares subject to outstanding awards under the Plan.

The amount of specific future awards that may be made under the Plan and the value of such awards are not determinable at this time. The table on the following page sets forth information concerning the dollar value of awards and the number of shares of Common stock and Class A Common stock subject to such awards that were made under the Plan during the fiscal year ended October 31, 2007 to each of the Company’s named executive officers, to the named executive officers as a group, to seven non-executive Directors of the Company as a group and to eight non-executive officer employees as a group.

RESTRICTED STOCK AWARD PLAN
Awards to Employees and Non-employee Directors
During the Year ended October 31, 2007

		Number of Shares
Name and Position	Dollar Value (1)	Common Shares	Class A Common Shares
Charles J Urstadt	$ 885,200	45,000	5,000
Chairman & Chief Executive Officer
James R Moore	$ 238,625	—	12,500
Executive Vice President & Chief Financial Officer
Willing L Biddle	$1,148,450	60,000	5,000
President & Chief Operating Officer
Thomas D Myers	$ 238,625	—	12,500
Senior Vice President, Co-Counsel & Secretary
Raymond P Argila	—	—	—
Senior Vice President & Co-Counsel
Total Executive Group	$2,510,900	105,000	35,000
Non-Executive Director Group	$ 105,672	800	4,800
Non-Executive Officer Employee Group	$ 429,525	—	22,500
                 _________________

(1)	Amounts shown represent the dollar value on the date of grant (Common Stock — $17.55/share; Class A Common Stock — $19.09/share). Restricted stock vests between five and ten years after the date of grant, as determined by the Compensation Committee at the time of each grant.

The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting, subject to quorum requirements, will be required to amend the Restricted Stock Award Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
AMENDMENT OF THE RESTRICTED STOCK AWARD PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of January 11, 2008 available to the Company with respect to the shares of the Company (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of the Class A Common Shares and Common Shares then outstanding and (ii) held by each of the Directors, each of the executive officers named in the Summary Compensation Table below, and by all of the Directors and such executive officers as a group:

5% BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent of Class	Class A Common Shares Beneficially Owned	Percent of Class
Charles J. Urstadt Urstadt Biddle Properties Inc. 321 Railroad Ave. Greenwich, CT 06830	3,099,368 (1)	39.0%	278,725 (2)	1.5%

Willing L. Biddle Urstadt Biddle Properties Inc. 321 Railroad Ave. Greenwich, CT 06830	1,667,442 (3)	21.0%	169,230 (4)	.9%

Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	—	—	1,767,677 (5)	9.4%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	—	—	1,077,633 (6)	5.7%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	—	—	988,555 (7)	5.2%
_________________________

(1)	Of these shares, 532,709 are owned by Urstadt Property Company, Inc. (“UPCO”), a company of which Mr. Urstadt is the chairman, a director and a principal stockholder, 635,973 are owned by Urstadt Realty Shares II L.P. (“URS II”), a Delaware limited partnership of which Mr. Urstadt is the limited partner and UPCO is the general partner, 1,901,006 shares are owned by Urstadt Realty Associates Co LP (“URACO”), a Delaware limited partnership of which UPCO is the general partner and Mr. Urstadt, Elinor Urstadt (Mr. Urstadt’s wife), the Catherine U. Biddle Irrevocable Trust and the Charles D. Urstadt Irrevocable Trust (for each of which trusts Mr. Urstadt is the sole trustee) are the limited partners, 21,300 shares are owned by Elinor Urstadt and 8,380 shares are held by The Trust Established Under the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (the “Compensation Plan Trust”).

(2)	Of these shares, 41,425 shares are owned by URACO, 19,750 shares are owned by Elinor Urstadt, Mr. Urstadt’s wife, and 100,000 shares are owned by the Urstadt Conservation Foundation (the “Conservation Foundation”), of which Mr. Urstadt and his wife, Elinor Urstadt, are the sole trustees. Mr. Urstadt disclaims beneficial ownership of any shares held by the Conservation Foundation.

(3)
Of these shares, 3,017 shares are held by the Compensation Plan Trust, 2,307 shares are owned by the Willing L. Biddle IRA, 4,475 shares are owned beneficially and of record by Catherine U. Biddle, Mr. Biddle’s wife, 555 shares are owned by the Catherine U. Biddle IRA, 1,070 shares are owned by the Charles and Phoebe Biddle Trust UAD 12/20/93, of which Mr. Biddle and Charles J. Urstadt are the sole trustees, for the benefit of the issue of Mr. Biddle, and 5,163 shares are owned by the P.T. Biddle (Deceased) IRA.

(4)	Of these shares, 4,475 shares are owned beneficially and of record by Catherine U. Biddle and 555 shares are owned by the Catherine U. Biddle IRA.

(5)
Based upon information filed in a Schedule 13-G with the SEC by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. for the year ended December 31, 2006. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor.

(6)	Based upon information filed with the SEC by The Vanguard Group, Inc. in an Amendment Number 1 to Schedule 13-G for the year ended December 31, 2006.

(7)
According to a Schedule 13G filed with the U.S. Securities and Exchange Commission (“SEC”) on January 23, 2007, Barclays Global Investors, NA. (“Barclays”), Barclays Global Fund Advisors (“BGI Fund”), Barclays Global Investors, LTD (“BGI LTD”), Barclays Global Investors Japan Trust and Banking Company Limited (“BGI Trust”) and Barclays Global Investors Japan Limited (“BGI Japan”) reported beneficial ownership of the shares reported in the table. Barclays reported sole voting power with respect to 535,860 shares and sole dispositive power with respect to 641,112 shares, BGI Fund reported sole voting and dispositive power with respect to 339,894 shares, BGI LTD reported no beneficial ownership of shares, BGI Trust reported no beneficial ownership of shares and BGI Japan reported sole voting and dispositive power with respect to 7,549 shares. The address for BGI Fund is 45 Fremont Street, San Francisco, CA 94105, the address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England, and the address for BGI Trust and BGI Japan is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-0012, Japan.

DIRECTORS AND OFFICERS

Name	Common Shares Beneficially Owned (1)	Percent of Class (1)	Class A Common Shares Beneficially Owned (2)	Percent of Class (2)
Charles J. Urstadt	3,099,368 (3)	39.0%	278,725 (4)	1.5%
Willing L. Biddle	1,667,442 (5)	21.0%	169,230 (6)	*
E. Virgil Conway	7,625	*	77,896 (7)	*
Robert R. Douglass	9,791 (8)	*	37,043 (9)	*
Peter Herrick	—	*	82,474	*
George H.C. Lawrence	27,046	*	41,304	*
Robert J. Mueller	—	*	13,400	*
Charles D. Urstadt	20,976 (8)	*	3,153 (9)	*
George J. Vojta	525	*	4,325	*
James R. Moore	—	*	190,559 (10)	1.0%
Thomas D. Myers	9,000	*	89,450	*
Raymond P. Argila	—	*	23,000	*
Directors & Executive Officers as a group (12 persons)	4,841,773 (11)	60.9%	1,010,559 (12)	5.4%
                  ________________
                   *    Less than 1%

(1)
 On August 14, 1998, the Company paid a stock dividend in the form of one share of Class A Common Stock for each outstanding share of Common Stock (the “Stock Dividend”). In connection with the Stock Dividend, each of the directors’ options to purchase shares of Common Stock awarded prior to the Stock Dividend (each an “Existing Option”) is deemed to be, upon his election with respect to each Existing Option: (i) an option (each, a “Common Stock Option”) to purchase such number of shares of Common Stock as shall be equal in aggregate fair market value to the aggregate fair market value of the shares of Common Stock issuable pursuant to the related Existing Option; (ii) an option (each, a “Class A Stock Option”) to purchase such number of shares of Class A Common Stock as shall be equal in aggregate fair market value to the aggregate fair market value of the shares of Common Stock issuable pursuant to the related Existing Option; or (iii) an option (each, a “Combination Option”) to purchase such number of shares of Common Stock and such number of shares of Class A Common Stock, in each case, as shall be equal to the number of shares of Common Stock issuable pursuant to the related Existing Option.

The exercise price for the purchase of one share of Common Stock and/or one share of Class A Common Stock pursuant to any Common Stock Option, Class A Stock Option or Combination Option has been set according to the proportional allocation of the exercise price for the purchase of one share of Common Stock pursuant to the related Existing Option, such proportional allocation being determined according to the fair market values of the underlying shares of Common Stock (ex-Stock Dividend) and Class A Common Stock.

The figures presented in this column assume, in connection with the determination of the number of Common Shares issuable upon exercise of options exercisable within 60 days by Messrs. Douglass and C.D. Urstadt, that such individuals will elect the Common Stock Option with respect to all of such options. If either of such individuals elects the Combination Option or the Class A Stock Option with respect to any or all of such options, the number of Common Shares issuable upon exercise of options exercisable within 60 days, the total number of Common Shares beneficially owned and the Percent of Class would be less for such individual.

(2)
The figures presented in this column assume, in connection with the determination of the number of Class A Common Shares issuable upon exercise of options exercisable within 60 days by Messrs. Douglass and C.D. Urstadt, that such individuals will elect the Class A Stock Option with respect to all of such options. If such individual elects the Combination Option or the Common Stock Option with respect to any or all of such options, the number of Class A Common Shares issuable upon exercise of options exercisable within 60 days, the total number of Class A Common Shares beneficially owned and the Percent of Class would be less for such individual.

(3)	See note (1) under the preceding table titled “5% Beneficial Owners”.

(4)	See note (2) under the preceding table titled “5% Beneficial Owners”.

(5)	See note (3) under the preceding table titled “5% Beneficial Owners”.

(6)	See note (4) under the preceding table titled “5% Beneficial Owners”.

(7)
This figure includes 10,000 Class A Common Shares held of record by The Conway Foundation, of which Mr. Conway and his wife, Elaine Conway, are the sole directors. Mr. Conway disclaims beneficial ownership of any shares held by The Conway Foundation.

(8)	This figure includes 2,966 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See footnote (1) above.

(9)	This figure includes 2,953 Class A Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See footnote (1) above.

(10)	This figure includes 16,643 Class A Common shares held of record by the Compensation Plan Trust.

(11)	This figure includes 5,932 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.

(12)	This figure includes 5,906 Class A Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.

COMPENSATION DISCUSSION AND ANALYSIS

Following is a discussion of the Company’s compensation programs for its Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers, constituting the only persons who served as executive officers during the fiscal year ended October 31, 2007 (collectively, the “named executive officers” or “NEOs”).

Overview of Compensation for Named Executive Officers

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has primary responsibility for oversight of the Company’s compensation programs. As more fully described under “Corporate Governance and Board Matters” above, the Committee’s responsibilities include reviewing the Company’s overall compensation strategy to assure that it promotes shareholder interests and supports the Company’s strategic objectives, reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the CEO’s performance in light of those goals and objectives and establishing compensation for the Chief Executive Officer. With respect to the other NEOs, the Compensation Committee considers recommendations by the CEO and makes recommendations to the full Board of Directors regarding their compensation.

Objectives of Urstadt Biddle Properties Executive Compensation Program

The Company’s executive compensation program is designed to accomplish the following key objectives:

1.	Attract individuals of top quality who possess the skills and expertise required to lead the Company;

2.	Align compensation with corporate strategy, business objectives and the long-term interests of shareholders;

3.	Create an incentive to increase shareholder value by providing a significant percentage of compensation in the form of equity awards;

4.	Offer the right balance of long-term and short-term compensation and incentives to retain talented employees.

Elements of the Executive Compensation Program

The Company’s executive compensation program consists of five key elements:

1.	Competitive base salaries

2.	Short-term rewards

3.	Long-term incentives

4.	Company provided benefits

5.	Termination benefits in the event of a Change in Control

Base Salaries

Each of the named executive officers receives a base salary which is evaluated annually. The base salaries of the Chief Executive Officer and the Chief Operating Officer are determined by the Compensation Committee. In determining the base salaries of the other NEOs, the Committee relies heavily on input and recommendations from the CEO, believing that, since the Chief Executive has daily interaction with the other NEOs, he is well situated to provide valuable insight regarding the respective contributions of all members of the executive management team. The Committee’s recommendations regarding base salaries for all NEOs are submitted to the Board of Directors for final approval.

Base salaries constitute an essential element of the Company’s overall compensation program and represent the minimum amount that a named executive officer will receive in a particular year. Since the Company places significant emphasis on long-term equity incentives tied to the long-term performance of the Company, as described below, base salaries for the NEOs may represent only 20% to 50% of total compensation. Base salaries are intended to be competitive with base salaries of executive positions of comparable responsibility with similarly sized REITs which the Committee believes are representative of the companies against which Urstadt Biddle Properties competes for executive talent. Following the end of the fiscal year and after considering a number of factors, including compensation survey data for other REITs provided by the National Association of Real Estate Investment Trusts, the Compensation Committee made its determinations and recommendations regarding 2008 annual base compensation for the NEOs. Base salaries for 2008 for Messrs. Urstadt, Moore, Biddle, Myers and Argila were set at $300,000, $240,000, $300,000, $190,000 and $177,000, respectively.

Short-term Rewards

The Company believes that short term rewards, in the form of annual cash bonuses, serve to link pay to performance and provide incentive to selected individuals to help the Company attain longer term goals. Annual bonuses are considered by the Compensation Committee following the close of each fiscal year and are paid during the next quarter. The Committee has not established limits on the amount of annual cash bonuses, but typically does not award bonuses in excess of 15% of an individual’s base compensation. The Committee believes that short-term rewards in the form of cash bonuses to NEOs generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the NEO’s responsibilities and valuing special contributions by each such individual. With respect to the Chief Executive Officer and Chief Operating Officer, greater emphasis is placed on the performance of the Company. In evaluating the short-term performance of the Company, the Committee considers a variety of factors including, among others, Funds From Operations (FFO), net income, growth in asset size, amount of space under lease and total return to shareholders. The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by the National Association of Real Estate Investment Trusts (NAREIT) which defines FFO to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated joint ventures. The Company considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure. FFO does not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance. In addition, FFO as defined by the Company may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs. As described in the discussion which follows concerning long-term incentive compensation, the Committee declines to use specific performance formulas, believing that with respect to Company performance, such formulas do not adequately account for many factors including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the NEOs.

The Committee’s determination regarding cash bonuses to be awarded to the CEO and COO and recommendations for cash bonuses to be paid to the other NEOs are submitted to the Board of Directors for approval. The Summary Compensation table below includes bonuses paid to the NEOs in fiscal 2007. Such bonuses reflect the Committee’s assessment of the results of the prior year when, despite the successful implementation of leasing and redevelopment initiatives and cost cutting measures, FFO, net income and other important measures of short-term performance remained nearly unchanged or declined from the preceding year. As a result, no bonuses were awarded to the Chief Executive Officer, the Chief Operating Officer and two of the other NEOs for the fiscal year ended October 31, 2006.

At its meeting in November 2007, the Compensation Committee reviewed results for the year ended October 31, 2007. Noting the Company’s strong performance using a variety of measures including, among others, an increase in FFO of 28.5% (7.7% excluding receipt of $6 million from the settlement of a lease guaranty obligation relating to a former tenant) and an increase in the percentage of occupied properties to 95%, the Committee awarded cash bonuses to Mr. Urstadt and Mr. Biddle of $30,000 and $35,000, respectively and recommended bonuses, subsequently approved by the Board of Directors, for Messrs. Moore and Myers of $20,000 each. Such bonuses, paid in fiscal 2008, will be reflected in the Summary Compensation table included in next year’s proxy statement to shareholders.

Long-term Incentives

Of the five elements of the Company’s executive compensation program, the Company places the greatest emphasis on equity incentives tied to the long-term performance and profitability of the Company. This is accomplished through grants under the Company’s Restricted Stock Award Plan, thus providing the Company’s key executives with a direct incentive to improve the Company’s performance and enhance shareholder value. The Restricted Stock Plan provides that the recipient does not become vested in restricted stock until after a specified time after it is issued. The Compensation Committee determines the vesting period which may range between five and ten years after the date of grant. The Committee recognizes that such time frames may be comparatively long when measured against similar types of incentive awards for executives of other companies, but believes that awards that vest after five or more years, and which become vested only at the end of their terms, and not ratably over their terms, better reflect the longer term outlook of a real estate oriented company and also better link the individual rewards to successful development and implementation of long-term growth strategies that will benefit all shareholders. Unless an exception is approved by the Committee, if the executive leaves the Company prior to the end of the vesting period, other than by retirement, death or disability, unvested stock is forfeited. The Company believes that the restricted stock awards serve as both a reward for performance and a retention device for key executives and help to align their interests with all shareholders.

The Committee determines the long-term incentive awards for the CEO and COO and, with input from such officers, makes recommendations to the Board of Directors regarding similar awards for the other NEOs. In making its decisions, the Committee does not use an established formula or focus on a specific performance target. While measures such as FFO play an important part in the decision making, the Committee also recognizes that often outside forces beyond the control of management, such as economic conditions, changing retail and real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made to position the Company for longer term profitability. Thus, the Committee also strives to identify whether the CEO and COO are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure. For example, in determining appropriate long-term incentive awards, the Committee considers, among other matters, whether senior management has envisioned and executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing “pipelines” have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

The Summary Compensation table set forth below includes the value of long-term incentive awards made to the named executive officers during the fiscal year ended October 31, 2007. Those grants were made in January 2007 and reflect deliberations of the Compensation Committee, after consideration of the factors described above, following the close of the prior fiscal year.

At its meeting in November 2007, the Compensation Committee considered results for the year ended October 31, 2007 and undertook its annual evaluation and recommendations for changes in base compensation, annual bonuses and incentive awards. The Committee awarded restricted stock to Mr. Urstadt in the amount of 75,000 Common shares and 5,000 Class A Common shares, to Mr. Biddle in the amount of 95,000 Common shares and 5,000 Class A Common shares and made recommendations to the Board of Directors concerning grants to the other named executive officers, all of which grants were effective as of January 2, 2008. Mr. Biddle’s award vests after ten years. The awards to Mr. Urstadt and other NEO’s vest after five years. All awards are subject to continued employment. In making the awards, the Committee considered the factors cited above and noted specific accomplishments, including: the strong increase in FFO noted above; the acquisition of two properties that added over 100,000 square feet of retail space to the Company’s core portfolio; the acquisition of a limited partner’s interest in property in Eastchester, NY to give the Company a 100% stake in this 70,000 square foot retail center; the acquisition of a 20% economic interest in a partnership that owns a retail/office property in Bronxville, NY; new leasing initiatives that involved the construction of over 120,000 square feet of pre-leased, new space in Stratford, Connecticut and White Plains, New York on formerly vacant or underutilized sites; the signing of a commitment letter with two major commercial banks for a new $50 million credit facility to facilitate future strategic goals; and the successful refinancing of the Company’s largest mortgage outstanding that will result in annual savings of over $1 million in interest expense.

Employee Benefit Plans

The Company maintains a variety of medical, dental, life and disability insurance programs and a Profit Sharing and Savings Plan (“401(k) Plan”) for all of its eligible full-time employees. The 401(k) Plan is administered by the Compensation Committee and provides employees with an opportunity to accumulate savings in a tax deferred plan through deferral of a portion of their compensation and through discretionary Company contributions. Following the end of the fiscal year, the Compensation Committee approved discretionary profit-sharing contributions for each participant’s account equal to five percent (5%) of compensation (as defined) of eligible participants. In order to comply with certain limitations under the Internal Revenue Code of 1986, as amended (the “Code Limitations”), amounts equal to the excess of such 5% discretionary contribution, which would have been allocated to the respective accounts for Messrs. Urstadt, Moore and Biddle under the 401(k) Plan for the fiscal year ended October 31, 2007 absent the Code Limitations, were credited to an Excess Benefit Account for each such person under the Company’s Excess Benefit and Deferred Compensation Plan. Amounts credited to the respective accounts of each NEO in the 401(k) Plan and the Excess Benefit and Deferred Compensation Plan appear in the Summary Compensation Table in the column titled “All Other Compensation.”

Prior to the end of the fiscal year, the Company amended the 401(k) Plan effective November 1, 2007. In order to create an incentive for employees to participate in the amended plan and thereby realize maximum benefit of contributions that the Company may make, the amended plan emphasizes Company contributions designed to match, in such amounts as may be approved by the Compensation Committee from time to time, certain deferred compensation by eligible participants. For 2008, the Compensation Committee fixed the Company’s contribution at 100% of eligible participants’ elective deferrals that do not exceed 5% of eligible participant’s compensation (as defined) under the amended plan.

Termination Benefits in the event of a Change in Control

The Company does not have employment agreements with any of the named executive officers, but it has entered into change in control agreements with each of the NEOs pursuant to which each of the NEOs would be entitled to certain termination benefits in the event that his employment is terminated for Good Reason or by the Company for any reason other than for Cause, within eighteen months following a change in control. Each of the Change in Control Agreements has an indefinite term. Such agreements serve to provide the named executive officers with an element of financial security and predictability should their employment be terminated in the circumstances described above. Specific information concerning the terms of the Change in Control agreements and a description of benefits payable to the NEOs in the event of a termination following a change in control can be found in the discussion and table below under the caption Potential Payments on Termination and Change in Control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

                                                                Compensation Committee:

                                                                E. Virgil Conway, Chairman
                                                                Robert R. Douglass
                                                                George H.C. Lawrence

SUMMARY COMPENSATION TABLE

    The table below summarizes all of the compensation paid or awarded to the named executive officers in the fiscal year ended October 31, 2007.

Name and Principal Position	Year	Salary	Bonus	Total	Restricted Stock (1)	All Other Compensation (2)	Total
Charles J. Urstadt	2007	$295,000 (3)	$ 0	$295,000	$ 885,200	$14,750	$1,194,950
Chairman and Chief Executive Officer
James R. Moore	2007	$239,167 (3)	$ 0	$239,167	$ 238,625	$11,958	$ 489,750
Executive Vice President and Chief Finance Officer
Willing L. Biddle	2007	$284,167 (3)	$ 0	$284,167	$1,148,450	$14,208	$1,446,825
President and Chief Operating Officer
Thomas D. Myers	2007	$180,333 (3)	$13,500	$193,833	$ 238,625	$ 9,692	$ 442,150
Senior Vice President, Co-Counsel and Secretary
Raymond P. Argila	2007	$177,000 (3)	$ 0	$177,000	$ 0	$ 8,850	$ 185,850
Senior Vice President and Co-Counsel

          __________________

(1)
Amounts shown represent the dollar value on the date of grant computed in accordance with FAS 123R disregarding any estimates based on forfeitures relating to service-based vesting conditions. For information regarding significant factors and assumptions used in the calculations pursuant to FAS 123R, see note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

(2)
Consists of a discretionary contribution by the Company to the Company’s Profit Sharing and Savings Plan (the “401(k) Plan”) allocated to an account of the named executive officer and related excess benefit compensation.

(3)
Changes to salaries are made annually and are effective January 1 for the ensuing calendar year. The Board of Directors has approved 2008 base salaries for Messrs. Urstadt, Moore, Biddle, Myers and Argila in amounts of $300,000, $240,000, $300,000, $190,000 and $177,000, respectively.

GRANTS OF PLAN-BASED AWARDS

        The following table summarizes information concerning restricted stock granted to the named executive officers in the fiscal year ended October 31, 2007. Grants in fiscal 2007 were based on performance in the preceding year.

		All Other Stock Awards: Number of Shares of Stock or Units
Name	Grant Date	Common Stock (1)	Class A Common Stock (2)	All Other Option Awards: Number of Securities Underlying Options ($/Sh)	Exercise or Base Price of Option Awards ($/Sh)
Charles J.Urstadt	2007	45,000 (3)	5,000 (3)	—	—
James R. Moore	2007	—	12,500 (3)	—	—
Willing L. Biddle	2007	60,000 (4)	5,000 (4)	—	—
Thomas D. Myers	2007	—	12,500 (3)	—	—
Raymond P. Argila	2007	—	—	—	—

(1)	The grant date per share price was $17.55

(2)	The grant date per share price was $19.09

(3)	Stock subject to this award is scheduled to vest five years from the date of grant

(4)	Stock subject to this award is scheduled to vest ten years from the date of grant

Recipients of restricted stock have the right to receive dividends declared and other distributions paid with respect to such stock as the same are declared and paid to shareholders with respect to the Common Stock and Class A Common Stock generally.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

                    The following table presents information concerning the outstanding equity awards held by each of the named executive officers as of October 31, 2007.

		Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested $ (1)	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested $ (2)
Name	Grant Date	Common Stock	Common Stock	Class A Common Stock	Class A Common Stock
Charles J. Urstadt	1/2/1998	20,000 (3)	348,000	20,000 (3)	332,400
	1/4/1999	15,000 (4)	261,000	15,000 (4)	249,300
	1/4/2000	15,000 (4)	261,000	15,000 (4)	249,300
	1/2/2003	65,000 (3)	1,131,000	5,000 (3)	83,100
	1/2/2004	81,250 (4)	1,413,750	6,250 (4)	103,875
	1/3/2005	75,000 (4)	1,305,000	6,250 (4)	103,875
	1/3/2006	65,000 (5)	1,131,000	5,000 (5)	83,100
	1/2/2007	45,000 (5)	783,000	5,000 (5)	83,100

James R. Moore	1/2/2003	—	—	15,000 (3)	249,300
	1/2/2004	—	—	15,000 (5)	249,300
	1/3/2005	—	—	18,750 (4)	311,625
	1/3/2006	—	—	17,250 (6)	286,695
	1/2/2007	—	—	12,500 (5)	207,750

Willing L. Biddle	1/2/1998	15,000 (3)	261,000	15,000 (3)	249,300
	1/4/1999	20,000 (4)	348,000	20,000 (4)	332,400
	1/4/2000	20,000 (4)	348,000	20,000 (4)	332,400
	1/2/2003	93,750 (4)	1,631,250	6,250 (4)	103,875
	1/2/2004	93,750 (4)	1,631,250	6,250 (4)	103,875
	1/3/2005	100,000 (4)	1,740,000	5,000 (4)	83,100
	1/3/2006	100,000 (4)	1,740,000	5,000 (4)	83,100
	1/2/2007	60,000 (4)	1,044,000	5,000 (4)	83,100

Thomas D. Myers	1/2/1998	5,000 (3)	87,000	5,000 (3)	83,100
	1/4/1999	2,000 (4)	34,800	2,000 (4)	33,240
	1/4/2000	2,000 (4)	34,800	2,000 (4)	33,240
	1/2/2003	—	—	7,200 (7)	119,664
	1/2/2004	—	—	7,500 (4)	124,650
	1/3/2005	—	—	12,500 (4)	207,750
	1/3/2006	—	—	15,000 (4)	249,300
	1/2/2007	—	—	12,500 (5)	207,750

Raymond P. Argila	1/2/2003	—	—	4,000 (3)	66,480
	1/2/2004	—	—	4,500 (5)	74,790
	1/3/2005	—	—	5,500 (5)	91,410
	1/3/2006	—	—	2,000 (5)	33,240
                      ________________

(1)	Market value based on closing price of Common Stock on October 31, 2007 of $17.49 per share

(2)	Market value based on closing price of Class A Common Stock on October 31, 2007 of $16.62 per share

(3)	Restricted stock that vested on January 2, 2008

(4)	Stock scheduled to vest ten years after the grant date

(5)	Stock scheduled to vest five years after the grant date

(6)	Stock scheduled to vest eight years after the date of grant

(7)	Stock scheduled to vest nine years after the date of grant

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information for each of the named executive officers concerning restricted stock awards that vested in the fiscal year ended October 31, 2007. The value realized is based on the closing price of the shares on the vesting date.

	Stock Awards Common Stock		Stock Awards Class A Common Stock
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Charles J. Urstadt	70,000 (1)	$1,233,750	20,000 (2)	$375,500
James R. Moore	—	—	12,000 (3)	$229,080
Willing L. Biddle	75,000 (4)	$1,323,250	25,000 (5)	$468,850
Thomas D. Myers	2,500 (6)	$ 44,750	8,500 (7)	$161,215
Raymond P. Argila	—	—	4,000 (3)	$ 76,360
            _________________

(1)	Includes 15,000 shares granted on March 12, 1997 which vested on March 12, 2007 and 55,000 shares granted on January 2, 2002 which vested on January 2, 2007.

(2)	Includes 15,000 shares granted on March 12, 1997 which vested on March 12, 2007 and 5,000 shares granted on January 2, 2002 which vested on January 2, 2007.

(3)	Shares granted on January 2, 2002 which vested on January 2, 2007.

(4)	Includes 20,000 shares granted on March 12, 1997 which vested on March 12, 2007 and 55,000 shares granted on January 2, 2002 which vested on January 2, 2007.

(5)	Includes 20,000 shares granted on March 12, 1997 which vested on March 12, 2007 and 5,000 shares granted on January 2, 2002 which vested on January 2, 2007.

(6)	Shares granted on March 12, 1997 which vested on March 12, 2007.

(7)	Includes 2,500 shares granted on March 12, 1997 which vested on March 12, 2007 and 6,000 shares granted on January 2, 2002 which vested on January 2, 2007.

NON-QUALIFIED DEFERRED COMPENSATION

Effective since November 1996, the Company has maintained the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (as amended, the “Original Plan”). In response to changes required by the American Jobs Creation Act of 2004, in December 2004 the Directors voted to freeze the Original Plan and adopted a new Excess Benefit and Deferred Compensation Plan (the “Revised Plan”), effective January 1, 2005. The Original Plan was (for the period through December 31, 2004), and the Revised Plan is (for the period after December 31, 2004), intended to provide eligible employees with benefits in excess of the amounts which may be provided under the Company’s 401(k) Plan and to provide such employees with the opportunity to defer receipt of a portion of their compensation. Participation is limited to those employees who earn above a certain limit, currently $150,000. The Original Plan provided, and the Revised Plan currently provides, that a participant is credited with an amount equal to the contributions which would have been credited to the participant if the applicable compensation limitation under the 401(k) Plan did not apply.

Amounts credited under the Original Plan and the Revised Plan vest under the same rules as under the 401(k) Plan. In addition, each Participant may elect to defer the receipt of a portion of his or her compensation until a later date. Amounts credited under the Original Plan and the Revised Plan are increased with interest at a rate set from time to time by the Compensation Committee. For the fiscal year ended October 31, 2007, the Company paid interest on deferred compensation accounts at a rate based upon the rate of interest applicable to United States Five Year Treasury Notes plus two percent. Following a participant’s retirement or severance of employment with the Company, amounts in either Plan attributable to such participant are paid either in a lump sum or over a period of up to ten years, based upon a previously made election by the participant. In the event of a change of control (as defined in each Plan), the Compensation Committee may in its discretion accelerate the vesting of benefits under either Plan.

Each of the Original Plan and the Revised Plan provide for a trust to hold funds allocated under the respective Plan. Members of the Compensation Committee act as trustees of each trust. Eligible participants in the Original Plan (for the period through December 31, 2004) and eligible participants in the Revised Plan (for the period after December 31, 2004) may elect to have all or a portion of their deferred compensation accounts in the applicable Plan invested in the Company’s Class A Common Stock, Common Stock or such other securities as may be purchased by the trustees in their discretion.

The table below provides information on the non-qualified deferred compensation of each of the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals in Last FY ($)	Aggregate Balances at Last FYE ($)
Charles J. Urstadt	$ 0	$16,250	$12,327	$31,853	$251,095
James R. Moore	$20,000	$ 2,208	$40,648	$25,357	$805,064
Willing L. Biddle	$ 0	$ 4,958	$ 4,110	$ 5,609	$ 85,093
Thomas D. Myers	$ 0	$ 0	$ 0	$ 0	$ 0
Raymond P. Argila	$ 0	$ 0	$ 2,442	$ 0	$ 49,288

POTENTIAL PAYMENTS ON TERMINATION AND CHANGE IN CONTROL

Termination Absent a Change in Control

The Company does not have employment agreements with any of the named executive officers. Employment is “at will” and generally upon termination of employment, except in the event of death or disability, the employee is not entitled to any severance, cash compensation, medical or other benefits, whether termination is with or without cause. In the event of termination of employment due to death or disability, any unvested restricted stock would become fully vested. For Messrs. Urstadt, Moore, Biddle, Myers and Argila, the value of their unvested restricted stock as of October 31, 2007 was $7,921,800, $1,304,670, $10,114,650, $1,215,294 and $265,920, respectively (see table at page 23). In addition, with respect to Mr. Urstadt only, since he has attained the age of 65, some of his unvested restricted stock would continue to vest following his voluntary retirement, as if retirement had not occurred. Such grants are contingent upon his agreement, for the balance of the applicable vesting period, not to accept employment or provide services to any organization other than the Company that is engaged primarily in the ownership and/or management or brokerage of shopping centers in the Company’s Metropolitan Statistical Area. The value of unvested restricted stock that Mr. Urstadt would be eligible to receive, had retirement occurred as of October 31, 2007, is $5,985,950.

Termination following a Change in Control

The Company has entered into Change in Control Agreements (“Agreements”) with each of the NEOs. Under their respective Agreements, each of the NEOs would be entitled to certain termination benefits in the event that his employment is terminated for Good Reason or by the Company for any reason other than for Cause, within eighteen months following a Change in Control. Each of the Change in Control Agreements has an indefinite term. Termination for Good Reason includes, but is not limited to, voluntary termination of employment by the named executive officer within 180 days following the occurrence of any of the following: (i) a change in the NEO’s authority, duty or responsibilities which represent a material diminution in his authority, duties or responsibilities prior to the Change in Control; (ii) a material reduction in the NEO’s base salary below the level that existed preceding the Change in Control; (iii) a relocation of the NEO outside a 50 mile radius of the NEO’s work site at the date such agreement was signed; (iv) the sale or other disposition by the Company of more than 50% of the assets of the Company over which the NEO has authority to any “person” as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended; or (v) other material breach by the Company of the terms of the Change in Control Agreement. Termination for Cause means termination of employment by the Company because of dishonesty, conviction of a felony, gross neglect of duties or conflict of interest which, in the case of gross neglect or conflict of interest, continues for thirty days after written notice by the Company to the employee requesting cessation of such gross neglect or conflict.

Termination Benefits

In the event a named executive officer becomes eligible for termination benefits as provided above, such benefits would include the following: (i) a cash payment, to be made within forty-five days after such termination, equal to 12 months of the NEO’s base salary (exclusive of any bonus or other benefit) in effect at the date of the Change in Control; and (ii) the Company would be obligated to maintain, for a period of twelve months after termination (the “Benefits Period”), all life insurance, disability, medical and other benefit programs to which the NEO and his family were entitled at the date of the Change in Control or, in the event the continued participation of the NEO and his family in such programs is not possible, to arrange for similar benefits. The termination benefits also would include a lump sum cash payment to the NEO within forty-five days of such termination in lieu of Company contributions on behalf of the NEO to which the NEO otherwise would be entitled during the Benefits Period under the Company’s Profit Sharing and Savings Plan. In the event of a named executive officer’s termination of employment following a Change in Control, the Compensation Committee has the authority to accelerate the time at which restrictions will lapse or to remove any restrictions applicable to awards of restricted stock under the Company’s Restricted Stock Award Plan.

The table below sets forth the compensation payable to each of the named executive officers in the event of termination following a Change in Control. The amounts are estimates only and assume that a Change in Control occurred on October 31, 2007. Actual amounts to which the NEO would be entitled would depend upon his actual compensation, value of benefits and restricted stock outstanding as of the date of the Change in Control.

TERMINATION OF EMPLOYMENT IN CONNECTION WITH CHANGE IN CONTROL

Name	Cash Compensation	Continuation of Medical and Insurance Benefits (1)	Other Benefits (2)	Acceleration of Equity Awards (3)	Total Termination Benefits
Charles J. Urstadt	$295,000	$19,011	$14,750	$7,921,800	$8,250,561
James R. Moore	$240,000	$16,414	$12,000	$1,304,670	$1,573,084
Willing L. Biddle	$285,000	$14,956	$14,250	$10,114,650	$10,428,856
Thomas D. Myers	$181,000	$16,507	$9,050	$1,215,294	$1,421,851
Raymond P. Argila	$177,000	$15,302	$8,850	$265,920	$467,072
          ________________

(1)
Represents an estimate of the cost to provide for one year continued life insurance, disability, medical and other benefit programs in which the named executive officer is participating or to which he is entitled.

(2)	Represents a cash payment to the named executive officer in lieu of Company contributions on behalf of the NEO under the Company’s Profit Sharing and Savings Plan.
(3)
Under the Company’s Restricted Stock Award Plan, the Compensation Committee administers the Plan and has the authority to accelerate the time at which the restrictions will lapse or to remove any such restrictions upon the occurrence of a Change in Control. Amounts in the table assume that any restrictions upon vesting have been removed.

DIRECTOR COMPENSATION

For the year ended October 31, 2007, other than Messrs. C.J. Urstadt and Biddle, each Director received an annual retainer of $20,000, compensation of $1,600 for each Board of Directors meeting and each committee meeting attended in person and compensation of $800 for each Board of Directors meeting and each committee meeting attended telephonically. The Chairmen of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual retainer of $3,000. The Compensation Committee also awarded each non-employee Director 800 restricted shares of common stock which, at the election of each Director, could be any combination of Class A Common Stock and Common Stock. Messrs. C.J. Urstadt and Biddle, who are officers and full-time employees of the Company, do not receive separate compensation for service as Directors or committee members.

Base compensation for non-employee Directors has remained unchanged for three years. Recognizing this and the increased demands placed upon Directors of public companies today, at its meeting in December 2007, the Board of Directors approved an increase in fees to Directors, effective January 1, 2008, as follows: Annual Retainer of $22,000; Additional Retainer for Committee Chairs of $3,300; Attendance Fee at Director Meetings of $1,700 for participation in person and of $850 for participation via teleconference. The Board also awarded each non-employee Director 900 restricted shares of Common Stock which, at the election of each Director, could be any combination of Class A Common Stock and Common Stock.

The compensation table below summarizes the compensation paid to members of the Board of Directors during the fiscal year ended October 31, 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
E. Virgil Conway	35,600 (2)	15,272	—	—	—	—	50,872
Robert R. Douglass	34,200 (3)	15,272	—	—	—	—	49,472
Peter Herrick	35,200	15,272	—	—	—	—	50,472
George H.C. Lawrence	31,200	15,272	—	—	—	—	46,472
Robert J. Mueller	34,200 (4)	15,272	—	—	—	—	49,472
Charles D. Urstadt	26,400	14,040	—	—	—	—	40,440
George J. Vojta	35,200	15,272	—	—	—	—	50,472
      ________________

(1)
As described under Director Compensation above, the Compensation Committee awarded each non-employee Director 800 restricted shares of common stock which, at the election of each Director, could be any combination of Class A Common Stock and Common Stock. Except for Charles D. Urstadt, who elected to receive such award in restricted Common Stock, all of the Directors elected to receive such award in restricted Class A Common Stock. The value of the award was computed in accordance with FAS 123(R) and is based upon the closing price of the applicable stock on the grant date ($17.55 per share for Common Stock and $19.09 per share for Class A Common Stock).

(2)
Includes two additional retainers of $3,000 each, which Mr. Conway received as Chair of the Compensation Committee for calendar 2006 and 2007, both retainers having been paid during the fiscal year ended October 31, 2007.

(3)	Includes additional retainer of $3,000 which Mr. Douglass received as Chair of the Nominating and Corporate Governance Committee.
(4)	Includes additional retainer of $3,000 which Mr. Mueller received as Chair of the Audit Committee.

STOCK OPTION PLAN

Previously, the Company maintained a Stock Option Plan pursuant to which certain shares of the Company’s authorized but unissued Common Stock and Class A Common Stock were reserved for issuance upon the exercise of options which have been granted under the Plan. The persons eligible to participate in the Plan were key employees of the Company, selected from time to time by the Compensation Committee in its discretion, and non-employee Directors. The Plan is administered by the Compensation Committee.

No grants of stock options have been made under the Stock Option Plan since 2000. At its quarterly meeting on December 13, 2006, the Board of Directors approved the termination of the Plan, subject to the rights of holders of options which have been issued, but which remain outstanding. The only remaining options outstanding are held by two of the Company’s Directors as reported in notes 8 and 9 in the table of stock ownership by Directors and Officers that appears on page 13.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors consists of the three non-employee directors listed below. Each of the members of the Audit Committee is independent, as such term is defined by the listing standards of the New York Stock Exchange (as amended from time to time). The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which may be viewed on the Company’s website at http://www.ubproperties.com under “Investor Relations” and “Governance Documents”. The duties of the Audit Committee are summarized in this proxy statement on page 4 and are more specifically set forth in the charter. During the last fiscal year, the Audit Committee reviewed the adequacy of the Audit Committee Charter and, after appropriate consideration and discussion, determined that the Committee Charter is adequate under applicable SEC and NYSE rules and that the Committee had fulfilled its responsibilities as described in the Committee Charter.

During the last year, the Audit Committee met regularly with, and received periodic updates from, management, PKF, the Company’s independent registered public accounting firm, and Berdon, LLP, which provided internal audit services to the Company, to ensure management’s maintenance of an effective system of internal controls over financial reporting. The Audit Committee reviewed PKF’s “Report of Independent Registered Public Accounting Firm” included in the Company’s Annual Report on Form 10-K related to its audit of (i) the Company’s consolidated financial statements, and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm, the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007. This review included a discussion with the independent registered public accounting firm of the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3600T of the Public Company Accounting Oversight Board which adopts on an interim basis Independence Standard’s Board Standard No. 1, Independence Discussions with Audit Committees, as amended, relating to independence with audit committees, and has discussed with the independent registered public accounting firm their independence from the Company and its management. The Audit Committee considered whether (and determined that) the provision by PKF of the services described below under “Fees Billed by Independent Registered Public Accounting Firm” is compatible with PKF’s independence from both management and the Company.

In reliance upon the review and discussions referred to above and the report of PKF, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2007, for filing with the SEC.

Among its responsibilities, the Audit Committee has sole authority to retain, set the terms of engagement of, evaluate and, when appropriate, replace the independent registered public accounting firm and persons responsible for the Company’s internal audit function. As described in Proposal 2 in this proxy statement, the Audit Committee has appointed PKF to audit the financial statements of the Company for the ensuing fiscal year and recommends to the stockholders that such appointment be ratified. The Audit Committee also has engaged Berdon LLP, certified public accountants and advisors, to provide internal audit services for the Company in 2008. Berdon LLP provided internal audit services for the Company during the year ended October 31, 2007.

Audit Committee:

Robert J. Mueller, Chairman
Peter Herrick
George J. Vojta

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The SEC requires disclosure of the fees billed by the Company’s independent registered public accounting firm, for certain services. For the fiscal year ended October 31, 2007, PKF served as the Company’s independent registered public accounting firm. The following table sets forth the aggregate fees billed by PKF during the fiscal years ended October 31, 2007 and 2006, respectively.

	FY Ended 10/31/07	FY Ended 10/31/06
Fees Billed:
Audit Fees	$308,000	$293,500
Audit-Related Fees	$ 5,000	$ 0
Tax Fees	$ 21,000	$ 12,055
All Other Fees	$ 0	$ 0
Total	$334,000	$305,555

Audit Fees include amounts billed to the Company related to the audit of the consolidated financial statements of the Company and for quarterly reviews for that year. For the fiscal year ended October 31, 2007, this amount included $233,000 for the audit and quarterly reviews of the Company’s financial statements and $75,000 for the audit of the effectiveness of the Company’s internal control over financial reporting.

Audit-Related Fees include amounts billed to the Company for services rendered in connection with required audits of registration statements during the year.

Tax Fees include amounts billed to the Company primarily for tax planning and consulting, tax compliance and a review of federal and state income tax returns for the Company and its consolidated joint ventures.

All Other Fees — there were no fees billed or incurred related to other fees or financial information systems design and implementation.

Audit Committee Pre-Approval Policy

During the fiscal year ended October 31, 2007, the Audit Committee approved, prior to engagement, all audit and non-audit services provided by the Company’s independent registered public accounting firm and all fees to be paid for such services. The Audit Committee has pre-approved all audit services to be provided by the Company’s independent registered public accounting firm related to reviews of the Company’s quarterly financial reports on Form 10-Q for the year ending October 31, 2008. All other services are considered and approved on an individual basis.

Fees Paid in Connection with Internal Audit Services

In addition to the fees enumerated above which were paid to the Company’s independent registered public accounting firm during the year ended October 31, 2007, the Company incurred fees of approximately $273,000 to Berdon, LLP for internal audit services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Annually, the Company’s Secretary obtains written statements from each of the Directors and all officers of the Company to determine if any Directors, officers or their immediate family members have a direct or indirect material interest in relationships and transactions in which the Company and any such persons are participants. All responses from the Directors are forwarded to the Governance Committee for review. Responses from officers of the Company are reviewed by the Secretary and forwarded to the Governance Committee if related party transactions are disclosed or suspected. Related party transactions means transactions involving at least $120,000 in which the Company is a participant and in which a related party has a direct or indirect material interest. While, the Company does not have specific written standards for approving related party transactions, such transactions are only approved by the Governance Committee if the Committee believes the transaction is in the best interests of the Company and its shareholders. As of the date two weeks prior to the date of this proxy statement (the most recent practicable date), the Company was not aware of any related party transactions, except as follows: Willing L. Biddle, the Company’s President, is the son-in-law of Charles J. Urstadt, the Company’s Chief Executive Officer. Charles D. Urstadt, a director of the Company, is the son of Charles J. Urstadt and the brother-in-law of Willing L. Biddle. In the preceding year, Charles D. Urstadt received compensation from the Company for services rendered as a director, all of which is reported in the table above titled “Director Compensation.” The compensation of Messrs. C.J. Urstadt and Biddle is reported in the “Summary Compensation Table.” Prior to the effective date of the Sarbanes-Oxley Act, Mr. Biddle executed a full recourse promissory note equal to the purchase price of shares acquired upon exercise of stock options. The note bore interest at 6.78% and was scheduled to mature in 2012. The highest principal balance of the note outstanding at any time during the year, and the balance at October 31, 2007, was $1,300,000. The note was fully repaid in December 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the SEC. Such persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with respect to the period from November 1, 2006 through October 31, 2007, its Directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

SOLICITATION OF PROXIES AND VOTING PROCEDURES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations also may be made by personal interview, facsimile transmission or telephone. Directors and officers of the Company may participate in such solicitation and will not receive additional compensation for such services. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Class A Common Shares and Common Shares and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

The presence, either in person or by properly executed proxy, of a majority of the Company’s outstanding Class A Common Shares and Common Shares is necessary to constitute a quorum at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote and each Class A Common Share outstanding on the Record Date entitles the holder thereof to 1/20 of one vote. An automated system administered by the Company’s transfer agent tabulates the votes.

The election of the Directors, the ratification of the appointment of the Company’s independent registered public accounting firm and the amendment of the Company’s Restricted Stock Award Plan each requires the affirmative vote of a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting. Abstentions will thus be the equivalent of negative votes and broker non-votes will have no effect with respect to such proposals, as any Class A Common Shares or Common Shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

Each of the Proposals presented to the Company at the Annual Meeting is being presented as a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected without charge at the principal office of the SEC, 100 F Street, N. E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the SEC’s Public Reference Section at such address. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information also can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2007 (which is not part of the Company’s proxy soliciting materials) has been mailed to the Company’s stockholders with or prior to this proxy statement. A copy of the Company’s Annual Report on Form 10-K, without exhibits, will be furnished without charge to stockholders upon request to:

Thomas D. Myers, Secretary
Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, CT 06830

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Charters for each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on the Company’s website at http://www.ubproperties.com and are available in print to any stockholder upon request to the corporate secretary at the address set forth above.

CONTACTING THE BOARD OF DIRECTORS

Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders also may direct communications solely to the non-management Directors of the Company by addressing such communications to the Non-Management Directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

OTHER MATTERS

The Directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the Meeting in accordance with the Articles of Incorporation, the persons named as proxies will vote on them in accordance with their best judgment.

The Company encourages, but does not require, that members of its Board of Directors attend the Annual Meeting of Stockholders. Eight of the Company’s nine Directors attended the Annual Meeting of Stockholders held March 8, 2007.

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2009 Annual Meeting of Stockholders by utilizing Rule 14a-8 under the Exchange Act, must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the Company’s proxy statement for such Annual Meeting and such proposals must be received by the Company by October 8, 2008.

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2009 Annual Meeting of Stockholders without complying with Rule 14a-8 or who intends to make a nomination for election to the Company’s Board of Directors at the 2009 Annual Meeting of Stockholders, must comply with certain advance notification requirements set forth in the Company’s bylaws. The Company’s bylaws provide, in part, that any proposal for stockholder action, or nomination to the Board of Directors, proposed other than by the Board of Directors, must be received by the Company in writing, together with specified accompanying information, at least 75 days prior to an annual meeting in order for such action to be considered at the meeting. The year 2009 Annual Meeting of Stockholders is currently anticipated to be held on March 12, 2009. Any notice of intent to consider other matters and/or nominees, and related information, therefore must be received by the Company by December 29, 2008. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

You are urged to complete, date, sign and return your proxy card promptly to make certain your Shares will be voted at the Annual Meeting, even if you plan to attend the meeting in person. If you desire to vote your Shares in person at the meeting, your proxy may be revoked. For your convenience in returning the proxy card, a pre-addressed and postage paid envelope has been enclosed.

YOUR PROXY IS IMPORTANT
WHETHER YOU OWN FEW OR MANY SHARES.
PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD TODAY.

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APPENDIX A

URSTADT BIDDLE PROPERTIES INC.

DIRECTOR INDEPENDENCE STANDARDS

For a Director to be considered independent, the Board must affirmatively determine that such Director does not have any direct or indirect material relationship with the Company. As used herein, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. In addition to the foregoing, a Director will not be independent if:

(a)	the Director is, or has been within the last three years, an employee of the Company;

(b)	an immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

(c)
the Director or an immediate family member of the Director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(d)
(i) the Director or an immediate family member of the Director is a current partner of a firm that is the Company’s internal or external auditor; (ii) the Director is a current employee of such a firm; (iii) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the Director or an immediate family member of the Director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(e)
the Director, or an immediate family member of the Director is, or has been within the last three years, employed as an executive officer of another company where any of this Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(f)
the Director is a current employee, or an immediate family member of a Director is a current executive officer, of a company that has made payments to, or received payments from, this Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

URSTADT BIDDLE PROPERTIES INC.

AMENDED AND RESTATED RESTRICTED STOCK AWARD PLAN

1. Purposes

This Amended and Restated Restricted Stock Award Plan (the “Plan”) amends and restates the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan dated December 9, 1999 (the “First Amended Plan”) which amended the Urstadt Biddle Properties Inc. Restricted Stock Award Plan, dated March 12, 1997 (the “Original Plan”).  The purposes of the Plan are to promote the long-term growth of Urstadt Biddle Properties Inc. (the “Company”) by attracting, retaining and motivating executive management and non-employee directors possessing outstanding ability and to further the identity of Participants’ interest with those of the shareholders of the Company through stock ownership opportunities.

2. Definitions

The following terms shall have the following meanings:

☐ “Award” means an award of Restricted Stock granted under the provisions of the Plan.

☐ “Board” means the Board of Directors of Urstadt Biddle Properties Inc.

☐ “Class A Common Stock” means the Class A Common Stock, par value $.01 per share, of the Company.

☐ “Committee” means the Compensation Committee of the Board of Directors appointed to administer the Plan.

☐ “Common Stock” means the Common Stock, par value $.01 per share, of the Company.

☐ “Company” means Urstadt Biddle Properties Inc.

☐ “Disability” means total and permanent disability.

☐ “Participant” means an employee or non-employee Director of the Company who is selected by the Committee to participate in the Plan.

☐ “Restricted Period” means the period of time during which an Award to Participant(s) remains subject to the Restrictions imposed on the Shares as determined by the Committee.

☐ “Restrictions” mean the restrictions and conditions imposed on an Award as determined by the Committee, which must be satisfied in order for a Participant to become vested in an Award.

☐ “Restricted Stock” means an award of Shares on which is imposed a Restriction Period.

☐ “Restricted Stock Award Date” means the date on which the Committee awarded Restricted Stock to a Participant.

☐ “Retirement” means, with respect to employee Participants, termination from active employment with the Company at any time after attaining the age of sixty-five (65) years and, with respect to non-employee Director Participants, expiration of the term of service on the Board by reason of the Participant’s failure to be elected to the Board pursuant to a regular election or his or her decision not to stand for re-election to the Board.

☐ “Share” means a share of Common Stock or Class A Common Stock, as determined by the Committee.

3. Effective Date Of The Plan

      The effective date of the Amended and Restated Restricted Stock Award Plan was March 13, 2002; provided, however, Section 5 of the Plan which sets forth the number of Shares that may be issued or transferred under the Plan has been amended. The most recent amendment became effective on March 9, 2006.

4. Administration Of The Plan

The Plan shall be administered by the Compensation Committee of the Board, comprised of persons who are “Non-Employee Directors” as defined in Rule 16b-3 of the Securities and Exchange Commission.  If no such Committee shall be in office, the Plan shall be administered by the Board.

The Committee shall have complete and discretionary authority to (a) select Participants, (b) determine the Award to be granted to a selected Participant, (c) determine the time or times when Awards will be granted, (d) determine the time or times and the conditions subject to which Awards may become vested or Restrictions will lapse, (e) interpret and construe the Plan and the rights of a Participant to an Award and make determinations, subject to the provisions of the Plan, in the best interests of the Company and its shareholders.

The Committee may delegate nondiscretionary administrative duties under the Plan to one or more agents (e.g., attorneys, consultants, etc.) or officers as it deems necessary and advisable at the expense of the Company.

Any power which may be exercised by the Committee may also be exercised by the Board.  No member of the Committee or the Board shall be personally liable for any action taken or determination made in good faith with respect to the Plan or its administration.  All decisions made by the Committee as administrators of the Plan shall be conclusive and binding upon all persons and the Company.

5. Shares Subject To Plan

The maximum number of shares of Restricted Stock which may be issued or transferred under the Plan is 2,000,000, of which 350,000 shares shall be Common Stock, 350,000 shares shall be Class A Common Stock and 1,300,000 shares, at the discretion of the Committee, shall be any combination of Common Stock or Class A Common Stock.  Any shares of Restricted Stock which have been awarded, but are later forfeited to the Company, will again be available for Awards under the Plan.

The Stock which may be issued or transferred under the Plan may be authorized but unissued Shares or Shares acquired by the Company and held in its Treasury as determined by the Committee.

6. Grant Of Restricted Stock Awards

The Committee shall from time to time, in its discretion, (i) select Participants from (a) management personnel who have significant responsibility for the growth and profitability of the Company and (b) non-employee Directors of the Company, including members of the Committee, (ii) determine the number and class of Shares to be granted by each Award and (iii) establish the applicable terms of each such Award.  An Award granted to a non-employee Director of the Company shall be held by such non-employee Director for a period of at least six (6) months following the date of grant.

7. Award Agreement

Each Restricted Stock Award shall be evidenced by a written agreement, executed by the Participant and the Company, which shall contain the terms and conditions established by the Committee.

8. Terms Of Restricted Stock Awards

Subject to the provisions of the Plan, the Committee shall determine:

☐ The terms and conditions of the Award Agreement, including whether an Award shall consist of Common Stock, Class A Common Stock, or both;

☐ The Restricted Period of the Award; and

☐ The Restrictions applicable to an Award, including, but not limited to employment status and director tenure rules governing forfeitures and limitations on the sale, assignment, pledge or other encumbrances during the Restricted Period.

The Committee may, in its discretion, determine that the issuance of stock certificates representing the Restricted Stock Awards be held in custody by the Company until the Restrictions lapse.

The Participant may, in the discretion of the Committee, receive any dividends, taxable at that time as ordinary income, and other distributions paid with respect to any Award(s), as declared and paid to shareholders during the Restricted Periods.

Upon the lapse of Restrictions, the value of the Restricted Stock will be taxable as ordinary income.  At the Committee’s discretion, an arrangement may be made by the Company to assist the Participant in meeting the withholding taxes required by federal, state and local authorities.

9. Termination Of Employment During Restricted Period

In the event that during the term of the Restricted Period a Participant’s status as an employee or non-employee Director of the Company terminates:

☐ for any reason other than death, Disability or Retirement, such Participant shall forfeit any and all Restricted Stock Awards whose Restrictions have not lapsed; or,

☐ by reason of death or Disability, the Restrictions on any and all Awards shall lapse on the date of such termination; or,

☐ by reason of Retirement, all Awards continue to vest as if Retirement had not occurred until such time as the Restrictions lapse; provided, however, that if any such retired Participant, prior to the completion of any or all Restricted Periods, accepts employment or provides services to any organization other than the Company that is engaged primarily in the ownership and/or management or brokerage of shopping centers in The New York – Northern New Jersey – Long Island, NY-NJ-CT-PA, Metropolitan Statistical Area as defined by the Bureau of Labor Statistics, the Participant will forfeit any and all Restricted Stock Awards whose Restrictions have not lapsed.

10. Change-Of-Control

The Committee shall have the authority to accelerate the time at which the Restrictions will lapse or to remove any such restriction upon the occurrence of a “change-of-control” as defined by any one of the following events:

(a) any Person who becomes the owner of 10% or more of the Company’s total combined voting power of the total amount of outstanding Shares and, thereafter, individuals who were not Directors of the Company prior to the date such Person became such a 10% owner are elected as Directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Directors; or

(b) there occurs a change-of-control of the Company of a nature that would be required to be reported in response to Item la of Form 8-K pursuant to Section 13 or 15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or in any other filing by the Company with the Securities and Exchange Commission (the “Commission”); or

(c) there occurs any solicitation of proxies by or on behalf of any Person other than the Directors of the Company and thereafter individuals who were not Directors prior to the commencement of such solicitation are elected as Directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Directors; or

(d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that:

(i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another corporation or other entity; and

(ii) individuals who are Directors of the Company when such agreement is executed shall not constitute a majority of the Directors or board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, for purposes of this paragraph (d), that if such agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change-of-Control shall not be deemed to have taken place unless and until such approval is secured.

11. Compliance With Securities And Exchange Commission Requirements

No certificate for Shares distributed under the terms of the Plan shall be executed and delivered to the Participant until the Company shall have taken any action then required to comply with the provisions of the Securities Act of 1933, as amended, the Exchange Act or any other applicable laws and requirements.

12. Amendment And Termination

The Committee and/or Board may, at any time or from time to time, modify or amend the Plan in any respect, except that without shareholder approval (subject to Section 13 hereof), the Committee and/or Board may not increase the maximum number of shares of Restricted Stock which may be Awarded under this Plan.  Any modification, amendment or termination of the Plan shall not, without the consent of a Participant, affect his/her rights under an Award previously granted to a Participant.

13. Adjustments.

If the Company subdivides its outstanding Shares into a greater number of Shares (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding Shares into a smaller number of Shares (by reverse stock split, reclassification or otherwise), or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, merger, business combination, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares, or other similar corporate event affects the Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion and in such manner as the Committee may deem equitable and appropriate, make such adjustments to any or all of (i) the number and class of Shares which thereafter may be awarded under the Plan, and (ii) the number and class of Shares subject to outstanding Awards, provided, however, that the number of Shares subject to any Award shall always be a whole number.  The Committee may, if deemed appropriate, provide for a cash payment to any Participant in connection with any adjustment made pursuant to this Section 13.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE PROPOSALS							Please Mark Here for Address Change or Comments
☐

SEE REVERSE SIDE

		FOR ALL ☐	WITHHELD FOR ALL ☐
							FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal 1.	To elect three Directors to serve for three years				Proposal 2.	To ratify the appointment of PKF as the independent registered public accounting firm of the Company for one year.

Nominees 01 Peter Herrick 02 Charles D. Urstadt and 03 George J. Vojta
							FOR ☐	AGAINST ☐	ABSTAIN ☐
					Proposal 3.	To amend the Company’s Restricted Stock Award Plan.

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.) _________________________________________________

Please sign name exactly as shown. When there is more than one holder, each should sign. When signing as an attorney, administrator, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, stating his or her title or authority.

Signature	________________________________________________			Signature	_________________________________________________		Date______________________
NOTE: Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.

URSTADT BIDDLE PROPERTIES INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on March 6, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
URSTADT BIDDLE PROPERTIES INC.

The undersigned hereby constitutes and appoints Willing L. Biddle and Thomas D. Myers, and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and vote all Class A Common Stock or Common Stock, par value $.01 per share, as applicable, of Urstadt Biddle Properties Inc. (the “Company”) held of record as of the close of business on January 22, 2008, at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 2:00 p.m. on Thursday, March 6, 2008 at the Stamford Marriott, Two Stamford Forum, Stamford, Connecticut 06901, and at any adjournment or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted (i) FOR the election of three Directors of the Company to serve for three years, as set forth in Proposal 1; (ii) FOR the ratification of the appointment of PKF as the independent registered public accounting firm of the Company for the ensuing fiscal year, as set forth in Proposal 2; and (iii) FOR the amendment of the Company’s Restricted Stock Award Plan, as set forth in Proposal 3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company’s Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)